Exhibit 99.1

news release

Media Contact

Michelle Guswiler

Senior Vice President

630.468.4760

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797

FOR IMMEDIATE RELEASE

SIRVA COMPLETES SALE OF TRANSGUARD INSURANCE GROUP

CHICAGO, January 5, 2006 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, announced today it has completed the sale of Transguard Insurance Company of America, Inc., National Association of Independent Truckers, L.L.C. (NAIT), Vanguard Insurance Agency, Inc., and other related companies of its U.S. insurance services group to IAT Reinsurance Company Ltd.  The transaction was previously announced on September 21, 2005.  Further details of the transaction are included in an 8-K filed today with the SEC.

The sale of Transguard enables SIRVA to further sharpen its focus on its core Relocation Services business.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees

– more –

and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

About IAT Reinsurance Company Ltd.

IAT Re, a privately held Bermuda domiciled reinsurer, with corporate offices in Raleigh, NC was founded in 1986, and at Sept 30, 2005 had capital and surplus of approximately $950 million. IAT Re writes property and casualty reinsurance and is a direct writer of property and casualty insurance in the U.S. through its wholly-owned subsidiaries Harco National Insurance Company, Occidental Fire & Casualty Company of North Carolina, Wilshire Insurance Company, Acceptance Indemnity Insurance Company and Acceptance Casualty Insurance Company. IAT Re and all of its insurance subsidiaries are rated A- (Excellent) by A.M. Best Company.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business Risks” and other risks described in our 2004 Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

# # #